SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                           CHC Helicopter Corporation
                                (Name of Issuer)


                               Class A Sub-voting
                         (Title of Class of Securities)


                                    12541C20J
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         | |  Rule 13d-1(b)
                         |X|  Rule 13d-1(c)
                         |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 716731104                  13G                   Page 2 of 7 Pages


________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Cap Small Cap Pooled Fund
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                        (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY


________________________________________________________________________________
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER
                          N/A
                 _______________________________________________________________
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    N/A
BENEFICIALLY     _______________________________________________________________
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING PERSON          N/A
WITH             _______________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          N/A

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         N/A
________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         N/A
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         IA
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

           CHC Helicopter Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           CHC Helicopter Corporation
           Hangar #1, St. John's Airport
           St. John's, Newfoundland
           Canada, A1C 5V5
           (709) 570-0700



Item 2(a)  Name of Person Filing:

           RT Cap Small Cap Pooled Fund


Item 2(b)  Address of Principal Business Office or, if None, Residence:

           RT Cap Small Cap Pooled Fund
           Royal Trust Tower, P.O. Box 7500, Station A
           77 King Street West, Suite 3700
           Toronto, Ontario M5K 1H1

Item 2(c)  Citizenship:

           Canada


Item 2(d)  Title of Class of Securities:

           Class A Sub-voting


Item 2(e) CUSIP Number:

           12541C20J

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

         (b) |_| Bank as defined  in  Section  3(a)(6) of the Act
                 (15 U.S.C. 78c).

         (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c).

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8).

         (e) |_| An Investment Adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E);*

         (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Section 240.13d-1(c), Check this box |X|;

Item 4.  Ownership.

         (a) Amount beneficially owned:

             N/A

         (b) Percent of class:

             N/A

         (c) Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote

                  N/A

             (ii) Shared power to vote or to direct the vote

                  N/A

            (iii) Sole power to dispose or to direct the disposition of

                  N/A

             (iv) Shared power to dispose or to direct the disposition of

                  N/A

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 11, 2000
                                          ---------------------------------
                                                    (Date)


                                          /s/ Jennifer Lederman
                                          ---------------------------------
                                                   (Signature)


                                          Jennifer Lederman/
                                          Authorized Signing Authority
                                          RT Capital Management Inc.,
                                          as trustee
                                          ---------------------------------
                                                    (Name/Title)